EXHIBIT 99
For Immediate Release

For more information:	Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com
UNITED COMMUNITY BANKS, INC.
PRICES PUBLIC OFFERING OF
1.35 MILLION SHARES OF COMMON STOCK
Blairsville, GA., November 16, 2005 — United Community Banks, Inc. (NASDAQ: UCBI) announced today the sale by the company of 1.35 million shares of its common stock at $27.75 per share. The company has granted the underwriters a 30-day option to purchase up to 202,500 additional shares to cover over-allotments, if any. The offering is expected to close on November 21, 2005, subject to customary closing conditions.
Sandler O’Neill & Partners, L.P. was book runner and lead manager for the offering and Keefe Bruyette & Woods, Inc. and Raymond James & Associates, Inc. were co-managers. The offering was made pursuant to an effective shelf registration statement filed with the SEC.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.
About United Community Banks, Inc.:
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. At September 30, 2005, United Community Banks had assets of $5.7 billion and operated 24 community banks with 88 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information can be found at the company’s web site, ucbi.com